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                                                              [EXHIBIT 12(a)(4)]

                          J.P. MORGAN SECURITIES INC.
                                277 PARK AVENUE
                               NEW YORK, NY 10172
                                 (866) 262-0777

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       of
                             SPECTRA-PHYSICS, INC.
                                       at
                              $17.50 NET PER SHARE
                                       by
                       SPECTRA-PHYSICS ACQUISITION, INC.
                          a Wholly-Owned Subsidiary of
                          THERMO ELECTRON CORPORATION
     ----------------------------------------------------------------------
 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON FRIDAY, DECEMBER 14, 2001, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                                                               November 16, 2001

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

    We have been appointed by Spectra-Physics Acquisition, Inc., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Thermo Electron Corporation, a Delaware corporation ("Thermo Electron"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Spectra-Physics, Inc., a Delaware corporation (the "Company"), at a purchase price of $17.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 16, 2001 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith.

    The Offer is conditioned upon, among other things described in the Offer to Purchase, there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, together with Shares owned by Thermo Electron Corporation and its subsidiaries, constitutes at least ninety percent (90%) of the outstanding Shares on the Expiration Date (as defined in the section of the Offer to Purchase captioned "The Tender Offer--Terms Of The Offer; Expiration Date"). The Offer is also subject to other important terms and conditions contained in the Offer to Purchase.

    Enclosed for your information and for forwarding to your clients for whose accounts you hold Shares registered in your name or in the name of your nominees are copies of the following documents:

1.  The Offer to Purchase dated November 16, 2001.

2. The Letter of Transmittal to tender Shares (for your use and for the information of your clients).

3. The Notice of Guaranteed Delivery for Shares (to be used to accept the Offer if certificates evidencing Shares ("Share Certificates") are not immediately available or if such Share Certificates and all other required documents cannot be delivered to EquiServe Trust Company, N.A. (the
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    "Depositary") prior to the Expiration Date or if the procedures for book-entry transfer cannot be completed on a timely basis).

4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer.

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

6.  A return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, DECEMBER 14, 2001, UNLESS THE OFFER IS EXTENDED.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of
(i) certificates evidencing Shares ("Share Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the section of the Offer to Purchase captioned "The Tender Offer--Acceptance For Payment And Payment For Shares") pursuant to the procedures set forth in the section of the Offer to Purchase captioned "The Tender Offer--Procedures For Accepting The Offer And Tendering Shares," (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the section of the Offer to Purchase captioned "The Tender Offer--Acceptance For Payment And Payment For Shares") in connection with a book-entry transfer, and
(iii) any other documents required by the Letter of Transmittal.

    If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to reach the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered by following the guaranteed delivery procedures specified in the section of the Offer to Purchase captioned "The Tender Offer--Procedures For Accepting The Offer And Tendering Shares."

    No fees or commissions will be paid to brokers, dealers or any other persons (other than to the Dealer Manager and D.F. King & Co., Inc. (the "Information Agent"), as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

    The Purchaser will pay or cause to be paid any transfer taxes payable on the purchase of Shares by the Purchaser pursuant to the Offer, except as otherwise provided in the Letter of Transmittal.

    Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Dealer Manager or the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          J.P. Morgan Securities Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THERMO ELECTRON CORPORATION OR ANY OF ITS SUBSIDIARIES (INCLUDING WITHOUT LIMITATION THE PURCHASER), THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.